                                 EXHIBIT (9)(y)

                           FUND ACCOUNTING AGREEMENT


         This Agreement is made as of July 9, 1996 between The Sessions Group (the "Trust"), an Ohio business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS Fund Services, Inc. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Trust desires that BISYS perform certain fund accounting services for each of The KeyPremier Prime Money Market Fund and The KeyPremier Pennsylvania Municipal Bond Fund and such other investment portfolios of the Trust identified on Schedule A hereto, as such Schedule may be amended from time to time (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         Section 1.       Services as Fund Accountant.

                          (a) Maintenance of Books and Records. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                                  (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                                  (ii)    General and auxiliary ledgers
                          reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

                                  (iii)   Separate ledger accounts required by
                          subsection (b)(2)(ii) and (iii) of the Rule; and

                                  (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

                          (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

                                  (i)     Calculate the net asset value per
                          share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

                                  (ii)    Obtain security prices from
                          independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board of Trustees;

                                  (iii)   Verify and reconcile with the Funds'
                          custodian all daily trade activity;

                                  (iv)    Compute, as appropriate, each Fund's
                          net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                                  (v)     Review daily the net asset value
                          calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                                  (vi)    Report to the Trust the daily market
                          pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                                  (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                                  (viii)  Amortize premiums and accrete
                          discounts on securities purchased at a price other than face value, if requested by the Trust;

                                  (ix)    Update fund accounting system to
                          reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

                                  (x) Post Fund transactions to appropriate categories;

                                  (xi)    Accrue expenses of each Fund
                          according to instructions received from the Trust's Administrator;

                                  (xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

                                  (xiii)  Provide accounting reports in
                          connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

                                  (xiv)   Provide such periodic reports as the
                          parties shall agree upon, as set forth in a separate schedule.

                          (c)     Special Reports and Services

                                  (i)     BISYS may provide additional special
                          reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                                  (ii)    BISYS may provide such other similar
                          services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                          (d) Additional Accounting Services. BISYS shall also perform the following additional accounting services for each Fund:

                                  (i)     Provide monthly a download (and hard
                          copy thereof) of the financial statements described below, upon request of the Trust. The download will include the following items:

                                  Statement of Assets and Liabilities,
                                  Statement of Operations,
                                  Statement of Changes in Net Assets, and
                                  Condensed Financial Information;

                                  (ii) Provide accounting information for the following:

                                          (A)      federal and state income tax
                                  returns and federal excise tax returns;

                                          (B)      the Trust's semi-annual
                                  reports with the Securities and Exchange
                                  Commission ("SEC") on Form N-SAR;

                                          (C)      the Trust's annual,
                                  semi-annual and quarterly (if any)
                                  shareholder reports;

                                          (D)      registration statements on
                                  Form-N1A and other filings relating to the registration of shares;

                                          (E)      the Administrator's
                                  monitoring of the Trust's status as a
                                  regulated investment company
                                  under Subchapter M of the Internal Revenue
                                  Code, as amended;

                                          (F)      annual audit by the Trust's
                                  auditors; and

                                          (G)      examinations performed by
                                  the SEC.

         Section 2.       Subcontracting.

         BISYS may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that BISYS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that BISYS shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

         Section 3.       Compensation.

         The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto, as such Schedule may be amended from time to time.

         If in any fiscal year the aggregate expenses of a particular Fund (as defined under the securities regulations of any state having jurisdiction over the Trust) exceed the expense limitations of any such state, BISYS will reimburse such Fund for a portion of such excess expenses equal to such excess times the ratio of the fees respecting such Fund otherwise payable to BISYS hereunder to the aggregate fees respecting such Fund otherwise payable to BISYS hereunder, to Martindale Andres & Company, Inc. under the Investment Advisory Agreement between Martindale Andres & Company, Inc. and the Trust and to BISYS Fund Services Limited Partnership under the Management and Administration Agreement between BISYS Fund Services Limited Partnership and the Trust. The expense reimbursement obligation of BISYS is limited to the amount of its fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, BISYS shall reimburse a particular Fund for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Trust so require. Such expense reimbursement, if any, will be estimated daily and reconciled and paid on a monthly basis.

         Section 4.       Reimbursement of Expenses.

         In addition to paying BISYS the fees described in Section 3 hereof, the Trust agrees to reimburse BISYS for BISYS's out-of-pocket expenses in providing services hereunder, including without limitation the following:

         (1) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust;

         (2) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment adviser or custodian, dealers or others as required for BISYS to perform the services to be provided hereunder;

         (3)     The cost of obtaining security market quotes pursuant to
                 Section 1(b)(ii) above;

         (4) The cost of microfilm or microfiche of records or other materials;

         (5) Any expenses BISYS shall incur at the written direction of an officer of the Trust thereunto duly authorized by the Trust's Board of Trustees; and

         (6) Any additional out-of-pocket expenses reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement.

         Section 5. Effective Date. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed) (the "Effective Date").

         Section 6. Term. This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until July 9, 1999, and thereafter shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination, for so long as BISYS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of BISYS' reasonable cash disbursements for services in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof.
To the extent
that BISYS may retain in its possession copies of any Trust documents or records subsequent to such termination, which copies had not been requested by or on behalf of the Trust in connection with the termination process described above, for a reasonable fee, BISYS will provide the Trust with reasonable access to such copies. The performance of BISYS under this Agreement shall be reviewed at least annually by the Trust's Board of Trustees. Such review shall include the review of acts of negligence, if any, by BISYS, and if such acts of negligence are determined to be material by the Trustees, such acts shall be an event of "cause" as used below. This Agreement is terminable with respect to a particular Fund only upon mutual agreement of the parties hereto; upon 180 days' written notice by the Trust after the initial term hereof but only in connection with the reorganization of the Funds into another registered management investment company; or for "cause" (as defined below) by the party alleging "cause," on not less than 60 days' notice by the Trust's Board of Trustees or by BISYS.

         For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence, acts of negligence by BISYS as determined by the Trustees to be material or reckless disregard on the part of either party with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which either party has been found guilty of criminal or unethical behavior in the conduct of its business; (c) the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business; (d) financial difficulties on the part of either party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (e) any circumstance which substantially impairs the performance of either party's obligations and duties as contemplated herein.

         Section 7. Standard of Care; Reliance on Records and Instructions; Indemnification. BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. A Fund agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to BISYS by a duly authorized representative of the Trust; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

         Section 8. Record Retention and Confidentiality. BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act") relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

         Section 9. Uncontrollable Events. BISYS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         Section 10. Reports. BISYS will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within ten days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and except as provided in
Section 7 hereof, BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

         Section 11. Rights of Ownership. All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         Section 12. Return of Records. BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement; provided, however, that to the extent needed by BISYS in the performance of its services or for its legal protection, BISYS may retain copies of such files, records and documents at BISYS' own expense. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         Section 13. Representations of the Trust. The Trust certifies to BISYS that: (1) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         Section 14. Representations of BISYS. BISYS represents and warrants that: (1) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the blank checks, records, and other data of the Trust and BISYS' records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         Section 15. Insurance. BISYS shall notify the Trust should any of its insurance coverage be cancelled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

         Section 16. Information to be Furnished by the Trust and Funds. The Trust has furnished to BISYS the following:

         (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

         (b)     Copies of the following documents:

                 (i)      The Trust's By-Laws and any amendments thereto; and

                 (ii) Certified copies of resolutions of the Board of Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS thereunder.

         (c) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct BISYS in all matters.

         (d) Two copies of the Prospectus and Statement of Additional Information for each Fund.

         Section 17.      Information Furnished by BISYS.

         (a)      BISYS has furnished to the Trust the following:

                 (i)      BISYS's Articles of Incorporation; and

                 (ii)     BISYS's Bylaws and any amendments thereto.

         (b) BISYS shall, upon request, furnish certified copies of actions of BISYS covering the following matters:

                 (i) Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement; and

                 (ii) Authorization of BISYS to act as fund accountant for the Trust and to provide accounting services for the Trust.

         Section 18. Amendments to Documents. The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendments or changes.

         Section 19. Compliance with Law. Except for the obligations of BISYS set forth in Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended, the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act of 1933 and the 1940 Act has been declared or becomes effective.

         Section 20. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         Section 21. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         Section 22. Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party.

         Section 23. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

         Section 24. Limitation of Liability of the Trustees and Shareholders. The Sessions Group is a business trust organized under Chapter 1746, Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Sessions Group" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally, but bind only the assets of the Trust, as set forth in
Section 1746.13(A), Ohio Revised Code, and all persons dealing with any of the Funds of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        THE SESSIONS GROUP


                                        By  /s/ Walter B. Grimm
                                          -------------------------------------
                                        Walter B. Grimm, President


                                        BISYS FUND SERVICES, INC.


                                        By  /s/ J. David Huber
                                          -------------------------------------
                                          (name)                        (title)

                                                       Dated:  January __, 1997

                                   SCHEDULE A
                                     TO THE
                           FUND ACCOUNTING AGREEMENT
                                    BETWEEN
                               THE SESSIONS GROUP
                                      AND
                           BISYS FUND SERVICES, INC.
                                  JULY 9, 1996

Name of Fund                   Compensation*                  Date
------------                   ------------                   ----

The KeyPremier Prime           The greater of (i) the         July 9, 1996
  Money Market Fund            annual rate of .03% of
  and The KeyPremier           such Fund's average
  Pennsylvania                 daily net assets or (ii)
  Municipal Bond Fund          the applicable annual
                               minimum fee of $30,000
                               per fund ($35,000 for a
                               municipal or tax-exempt
                               fund).

The KeyPremier                 The greater of (i) the         October __, 1996
  Established Equity           annual rate of .03% of
  Fund and The                 such Fund's average
  KeyPremier                   daily net assets or (ii)
  Intermediate Term            the applicable annual
  Income Fund                  minimum fee of $30,000
                               per fund ($35,000 for a
                               municipal or tax-exempt
                               fund).

The KeyPremier                 The greater of (i) the         January __, 1997
  Aggressive Growth            annual rate of .03% of
  Fund                         such Fund's average
                               daily net assets or (ii)
                               the applicable annual
                               minimum fee of $30,000
                               per fund ($35,000 for a
                               municipal or tax-exempt
                               fund).


BISYS FUND SERVICES, INC.                     THE SESSIONS GROUP


By                                            By
  -------------------------                     -----------------------
  J. David Huber, President                     Walter B. Grimm, President




-------------------------
*        All fees are computed daily and paid periodically.